EXHIBIT 99.2

PRO FORMA FINANCIAL INFORMATION

Harrodsburg and Independence

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Harrodsburg and subsidiaries and the historical Consolidated Statement of Financial Condition of Independence and subsidiaries, giving effect to the consummation of the merger on March 31, 2004, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The following Unaudited Pro Forma Condensed Combined Consolidated Statements of Income for the six months ended March 31, 2004 combine the historical Consolidated Statements of Income of Harrodsburg and subsidiaries and Independence and subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Data.

Although pro forma financial information is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, Harrodsburg and Independence believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which Harrodsburg and Independence calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma condensed combined consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future.

The pro forma income statement does not include a non-recurring charge of $957,000 related to the merger in connection with Harrodsburg’s termination fee under its data processing contract.

The unaudited pro forma condensed combined consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Harrodsburg and subsidiaries and Independence and subsidiaries appearing elsewhere herein.

These pro forma financial statements do not include the effects of any potential cost savings that management believes will result from operating the Independence banking business as branches and combining certain operations functions. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

Harrodsburg First Financial Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of March 31, 2004 (In Thousands)

	HFFB Historical	IB Historical	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and due from banks	$2,607	$5,043		$7,650
Interest-bearing deposits in banks	5,899	369		6,268
Federal Funds Sold	230	10,704		10,934

Cash Equivalents	8,736	16,116	—	24,852

Interest-bearing deposits	496	—		496
Available for sale securities	34,440	2,194		36,634
Held to maturity securities	2,967	324	9	3,300
Loans held for sale	—	1,768	16	1,784
Loans receivable	121,232	98,161	646	220,039
Allowance for loan losses	(953)	(972)		(1,925)
Premises and equipment, net	2,814	1,927		4,741
Federal Home Loan Bank stock, at cost	1,986	626		2,612
Interest receivable	790	442		1,232
Cash surrender value of life insurance	2,913	—		2,913
Equity method investment	2,146	—	(2,146)	(0)
Goodwill	356	947	10,777	12,080
Core deposit intangible	—	12	246	258
Other assets	1,472	357	(442)	1,387

Total assets	$179,395	$121,902	$9,106	$310,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$143,529	$102,539	$104	$246,172
Securities sold under agreements to repurchase	—	931		931
Federal Home Loan Bank advances	5,753	5,400	54	11,207
Subordinated debentures	5,155	4,000		9,155
Deferred Federal income tax	1,363	—	388	1,751
Interest payable and other liabilities	513	513		1,026

Total liabilities	156,313	113,383	546	270,242

Minority interests	1,784	—	—	1,784

Stockholders’ Equity
Common stock	218	7,672	(7,602)	288
Additional paid-in capital	21,384	—	17,009	38,393
Retained earnings, substantially restricted	11,461	803	(803)	11,461
Unearned ESOP compensation	(536)	—		(536)
Treasury stock	(14,389)	—		(14,389)
Accumulated other comprehensive income	3,160	44	(44)	3,160

Total stockholders’ equity	21,298	8,519	8,560	38,377

Total liabilities and stockholders’ equity	$179,395	$121,902	$9,106	$310,403

Harrodsburg First Financial Group, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the six months ended March 31, 2004 (In Thousands)

	HFFB Historical	IB Historical	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income
Interest on loans	$3,697	$2,992	$(106)	$6,583
Interest and dividends on securities	697	62	(2)	757
Other interest and dividend income	21	47		68

Total interest and dividend income	4,415	3,101	(108)	7,408

Interest expense
Interest on deposits	1,897	807	69	2,773
Federal Home Loan Bank advances and other	69	56	27	152
Subordinated debenture	179	87		266

Total interest expense	2,145	950	96	3,191

Net interest income	2,270	2,151	(204)	4,217
Provision for loan losses	52	140		192

Net interest income after provision for loan losses	2,218	2,011	(204)	4,025

Non-interest income
Service charges and fees	202	81		283
Earnings in equity method investee	30	—	(30)	—
Increase in cash value of life insurance	87	—		87
Gain on sales of loans	—	694		694
Gain (loss) on sale of investments	(3)	—		(3)
Other	33	110		143

	349	885	(30)	1,204

Non-interest expense
Compensation and benefits	1,099	1,428		2,527
Occupancy expenses, net	205	387		592
Data processing expenses	169	146		315
Professional fees	158	220		378
Marketing	45	72		117
State franchise tax expense	93	57		150
Amortization of intangibles	20	5	29	54
Other operating expenses	360	384		744

	2,149	2,699	29	4,877

Income before income tax expense	418	197	(263)	352
Income tax expense	90	63	(89)	64

Net income before minority interests	328	134	(174)	288
Minority interests	(11)	—	—	(11)

Net Income	$317	$134	$(174)	$277

Earnings per share:
Basic	$0.27	$0.15		$0.15
Diluted	0.27	0.15		0.15

Weighted average common shares outstanding	1,165,042	889,134		1,854,712

Weighted average common shares outstanding after dilutive effect	1,165,042	911,373		1,886,457

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

Note 1: Basis of Presentation

The Unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of Harrodsburg and the historical consolidated financial statements of Independence which have been adjusted to reflect the historical cost of Independence’s assets and liabilities at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the transaction and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statement of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Financial Condition include amortization of purchase accounting adjustments assuming a March 31, 2004 acquisition date.

Harrodsburg’s year end is September 30 and Independence’s year end is December 31. The pro forma income statement information presented above includes historical income statement information for the six months ended March 31, 2004 for Harrodsburg and Independence.

Note 2: Merger Related Charges

Independence:

In connection with the merger, Independence expects to incur pre-tax merger related charges of approximately $127,000. These charges are primarily related to investment banking, legal and accounting fees. An accrual for the merger related charges has been reflected in the unaudited Pro Forma Condensed Combined Consolidated balance sheet as of March 31, 2004.

Harrodsburg:

In connection with the merger, Harrodsburg expects to incur pre-tax merger related charges of approximately $1,282,000. These charges are expected to include $325,000 in investment banking, legal and accounting fees and $957,000 in direct merger related data processing termination and other fees. The $325,000 in investment banking, legal and accounting fees have been reflected as a component of the purchase price of Independence. However, the pro forma income statement for the six months ended March 31, 2004 does not include a nonrecurring charge of $957,000 related to the merger in connection with Harrodsburg’s termination fee under its data processing contract.

Note 3: Pro Forma Condensed Combined Consolidated Balance Sheet Adjustments

Under purchase accounting, Independence’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Harrodsburg based upon available information. Harrodsburg cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date.

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

Continued

Note 3: Pro Forma Condensed Combined Consolidated Balance Sheet Adjustments, Continued

The following are the pro forma adjustments made to record the transaction and to adjust Independence’s assets and liabilities to their estimated fair values at March 31, 2004:

(In Thousands)
Purchase Price of Independence:
Market value (based on the average closing price from 1/7/04 through 2/5/04) of Harrodsburg’s common stock to be issued, net of issuance costs	$17,079
Estimated cost of acquisition to be incurred by Harrodsburg	325

$17,404

Historical net assets of Independence at March 31, 2004	$8,519
Existing equity ownership	(1,915)
Purchase accounting historical adjustments	(1,076)
Accrual of Independence after-tax merger related charges and other adjustments	(231)
Fair value adjustments as of March 31, 2004
Loans	662
Deposits	(104)
Investments	9
Borrowings	(54)
Core Deposit intangibles	258
Deferred taxes on purchase accounting adjustments	(388)
Goodwill	11,724

$17,404

The estimated fair value of Independence’s premises and equipment approximates its carrying value. Prior to the merger Harrodsburg owned approximately 22.5% or 200,000 of the outstanding shares of Independence, which were recorded as an equity method investment in the amount of $2,146,000.

Note 4: Stockholders’ Equity

Pursuant to the merger agreement, shareholders of Independence will be entitled to receive, in exchange for each share of the Independence common stock held, one share of Harrodsburg common stock, provided that cash, without interest, is to be paid in lieu of any fractional share. Option holders of Independence options will be entitled to receive, in exchange for each option of Independence common stock held, one option to acquire Harrodsburg stock. Based on the outstanding shares and options of Independence, the shareholders will receive 689,670 shares of stock and 67,200 options to acquire Harrodsburg stock. Approximately 1,912,700 shares of Harrodsburg stock will be outstanding for the combined company after the merger.

Note 5: Average Shares Outstanding

The pro forma weighted average shares outstanding of 1,854,712 is based on the historical Harrodsburg weighted average shares outstanding plus 689,670 shares of stock that would have been issued to Independence shareholders based on the number of Independence shares outstanding at March 31, 2004.

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

(Continued)

Note 6: Pro Forma Condensed Combined Statement of Income Adjustments

For purposes of determining the pro forma effect of the Independence acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred as of October 1 with respect to each of the periods:

Six months ended March 31, 2004
(In Thousands)
Elimination of equity method income	$(30)
Yield adjustment for interest income on securities available for sale	(2)
Yield adjustment for interest income on loans	(106)
Amortization of core deposit intangibles	(29)
Yield adjustment for interest expense on deposits	(69)
Yield adjustment for interest expense on FHLB advances	(27)

(263)
Tax benefit of pro forma adjustments	89

$(174)

The following assumptions were utilized for purposes of determining the pro forma effect of the Independence acquisition on the statement of income:

	Weighted Average Remaining Term / Useful Life	Method of Amortization or Accretion
Core deposit intangible Investment Securities Loans Deposits FHLB Advances	8 Years 22 Months 39 Months 9 Months 12 Months	Accelerated Interest Method Interest Method Interest Method Interest Method